                                                                     EXH. 10

                                 AMENDED AND RESTATED

                                 EMPLOYMENT AGREEMENT



     This amended and restated employment agreement ("Agreement") is made effective as of June 11, 1996, by and between Ameron International Corporation, a Delaware corporation (the "Company"), and James S. Marlen ("Employee"). It supersedes and replaces the Employment Agreement previously entered into between the Company and Employee which was effective as of June 11, 1996.

     In consideration of the mutual promises and agreements set forth herein, the Company and Employee agree as follows:

     1.   TERM.

          1.1 The term of this Agreement shall commence on June 11, 1996, and shall be automatically extended from day to day so that it always has a remaining term of three years and six months or until Employee attains age 67-1/2, if sooner (the "Term"), subject to earlier termination in accordance with the provisions of section 10 hereinbelow. In no event shall the Term of this Agreement extend beyond the date when Employee attains age 67-1/2, unless the Company and Employee hereafter expressly agree in writing to extend the Term of this Agreement beyond such date.

     2.   POSITION AND TITLE.

          2.1 The Company hereby employs Employee as its Chairman of the Board, President and Chief Executive Officer, and Employee hereby accepts such employment.

          2.2 Employee shall devote substantially all of his efforts on a full time basis to the business and affairs of the Company and to its subsidiaries and affiliates. Employee shall not engage in any business or perform any services in any capacity whatsoever adverse to the interests of the Company.

          2.3 Employee shall at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties of the office of Chairman of the Board, President and Chief Executive Officer of the Company.

          2.4 As President and Chief Executive Officer, Employee shall be responsible to the Board of Directors for all actions and activities of the Company.

     3.   (Deleted)

     4.   BASE SALARY.

          4.1 As of June 11, 1996, Employee's base salary is $515,000 per year. Employee's base salary and performance shall be reviewed annually during the Term, by the Board of Directors of the Company and may be increased from time to time at the discretion of, and by, such Board based on merit or such other considerations as such Board shall deem appropriate.

     5.   SHORT-TERM INCENTIVE BONUS.

          5.1 The Company has adopted a management incentive bonus plan for its executives, which plan is currently known as the "Management Incentive Compensation Plan" (herein the "MIC Plan"), and a Key Executive Long-Term Cash Incentive Plan (herein the "LTIP").

          5.2 Employee shall be deemed to be a participant under the MIC Plan and the LTIP, as well as any successor management incentive bonus plans adopted by the Company for its executives. Individual goals and guidelines for bonus payable to Employee under the MIC Plan and the LTIP, and any successor plans, shall be subject to review and approval by the Board of Directors of the Company.

          5.3 Employee's participation in the MIC Plan and the LTIP shall be in accordance with the terms and conditions of those plans and other compensation arrangements as agreed to herein. In the event of Employee's termination of employment other than for cause (as defined in paragraph 10.1 hereinbelow) Employee shall be entitled to a pro-rata portion of the award he would have been entitled to receive under the MIC Plan in respect of the fiscal year in which Employee's termination date occurs had he continued in employment until the end of such fiscal year.

          5.4 The Company shall consider in good faith any recommendations of Employee with respect to any management incentive bonus plans subsequent to the MIC Plan and the LTIP.

     6.   STOCK GRANTS & OPTIONS.

          6.1  (Deleted)

          6.2 As promptly as possible, with due consideration to the limitations on shares of the Company's stock available for award under the Company's 1992 Incentive Stock Compensation Plan, the Company shall cause Employee to be granted stock options of 100,000 shares of the Company's common stock in the form of non-qualified stock options with terms of 10 years from the dates of actual grant, with vesting in four installments, each of which shall equal twenty-five percent of the shares subject to the option during each of the succeeding four annual periods. The option price for such 100,000 shares shall be $39.50, that being the New York Stock Exchange closing market price of the Company's common stock (par value $2.50) as of June 24, 1996, as agreed to by the Company's Board of Directors at its meeting held on June 24, 1996.

          6.3 Except as noted in paragraph 6.2 hereinabove, Employee hereby waives any rights to claim any additional stock option grants during calendar years 1996, 1997, and 1998. Notwithstanding the foregoing additional stock grants may be granted from time to time at the sole discretion of, an by, the Board of Directors of the Company. The Board of Directors of the Company shall consider in good faith any recommendations of Employee with respect to any alternative formulas or plans for stock options.

     7.   (Deleted)

     8.   PENSION.

          8.1 During the Term, the Company shall provide pensions benefits to Employee in accordance with the terms and conditions of Company's Pension Plan for Salaried Employees and its Supplemental Executive Retirement Plan as in effect as of June 11, 1993.

          8.2 In addition to the pension benefits described in paragraph 8.1 hereinabove, the Company shall provide the following additional pension benefits to Employee. Those additional benefits shall be calculated by crediting two years of service for each actual year of service during the first 9-1/2 years of his employment by the Company under the Supplemental Executive Retirement Plan described in paragraph 8.1 hereinabove, provided however that in no event shall Employee's vested pension benefits from the Company at age 65 be less than $114,302 in the event of Employee's voluntary or involuntary termination before age 65.

          8.3  Vesting of the pension benefits described in paragraphs 8.1 and
               8.2 hereinabove began as of June 11, 1993.

          8.4 In the event that Employee's employment is terminated by the Company without cause (as defined in paragraph 10.2 hereinbelow) and/or due to or following a Change of Control (as defined in paragraph 10.5 hereinbelow) during the Term, Employee shall be entitled to continue to accrue the pension benefits described in paragraphs 8.1, 8.2 and 8.3 hereinabove for the additional period starting from the date of such termination of employment with the Company and continuing until the effective date of his obtaining of new employment, if any; provided however that such additional period for the accrual of those pension benefits shall not exceed three (3) years from the date of termination of employment with the Company.

     9.   ADDITIONAL EMPLOYEE BENEFITS.

          9.1 The Company shall provide Employee the right to participate in its Executive Life Insurance plan, together with all other fringe benefit programs in which executive officers of the Company generally participate so long as such programs are continued by the Company, and all other fringe benefit programs which may hereafter be adopted by the Company for its executive officers.

          9.2 The Company shall provide Employee the right to participate in its medical and dental insurance plans.

          9.3 In the event that Employee should voluntarily resign or is terminated without cause (as defined in paragraph 10.2 hereinbelow) by the Company during the Term, the Company shall provide Employee with substantially the same level of health and medical benefits in effect for Employee as of the date of such resignation or termination, with Employee remaining obligated to continuing to pay employee contributions towards such coverage at the same level as in effect as of such date, until the earlier of
               (1) the second anniversary of such date of resignation or termination, or (2) the date Employee becomes employed by another party.

          9.4 The Company shall provide Employee the right to participate in its long-term disability insurance plan, which as of this date generally provides that in the event of total disability, the plan will provide a benefit equal to 60% of base monthly salary less any income received by Employee from other sources, such as by way of example and not limitation, Social Security and worker's compensation.

          9.5 The Company shall provide Employee the right to participate in its 401(k) Savings Plan.

          9.6 The Company shall reimburse Employee for dues and assessments for membership at the Annandale Country Club and the California Club.

          9.7 The Company shall provide Employee with the use of a company car substantially equivalent to a Cadillac STS, together with normal maintenance, insurance and operating expenses.

          9.8 Employee shall be entitled to vacation in accordance with the customary practice of the company with regard to its executives, which is currently four (4) weeks annually.

          9.9 Employee shall be reimbursed for financial/tax consulting services actually incurred, not to exceed $5,000 annually.

          9.10 The Company shall reimburse Employee for fees actually paid by Employee to his legal counsel in connection with legal review of this employment agreement, provided that such reimbursement shall not exceed $5,000.00.

          9.11 The Company agrees that in the event of an audit of Employee's tax returns by the Internal Revenue Service with respect to issues arising under this Agreement (including, but not limited to, Section 10.5 hereof), Employee will have the right to select his own professional advisors to represent Employee in the audit proceedings, and the reasonable expenses thereof shall be borne by the Company.

     10.  TERMINATION; EXTENSION.

          10.1 During the Term of this Agreement, the Company's Board of Directors may terminate Employee's employment herein at any time for cause as contemplated by Section 2924 of the California Labor Code (copy of which in effect as of the date hereof is attached hereto as Exhibit "E" and made a part hereof), or as a result of a material breach by Employee of his obligations under this Agreement, provided however that Company shall provide Employee with not less than sixty (60) days prior written notice describing the behavior or conduct which is alleged by the Company to constitute cause for termination and Employee shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period.

          10.2 In the event that the Company terminates Employee's employment for any cause other than the causes set forth in paragraph 10.1 hereinabove, such shall be considered to be termination "without cause." Removal from Employee of the title of "President, Chief Executive Officer and

               Chairman of the Board" during the Term, without Employee's consent, shall be deemed to be termination without cause.

          10.3 In the event that the Company terminates Employee's employment without cause at any time during the Term of this Agreement, except for termination without cause due to or following a Change of Control (as that term is defined in paragraph 10.5 hereinbelow), then:

               (1) the Company shall pay Employee a lump-sum severance amount within thirty (30) days following termination equal to 3.5 (or the number of years and fractional years remaining in the Term, if the remaining Term of this Agreement is less than three years and six months as of the date of the termination) times the sum of (i) Employee's annual base salary in effect as of the date of termination, and (ii) the highest management incentive bonus paid to Employee during the three and one-half years preceding termination (but not less than sixty percent (60%) times Employee's annual base salary determined as of the date of termination);

               (2) all unvested restricted stock grants and stock options granted to Employee shall automatically vest in full; and

               (3) Employee shall be entitled to the benefits described in paragraphs 8.3, 8.4 and 9.3 hereinabove.

               Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement.

          10.4 The Term of this Agreement shall be automatically extended from day to day so that it always has a remaining term of three years and six months (or until Employee attains age 67-1/2, if sooner) until the Company or Employee shall give written notice to the other that the Term shall not be further extended. In such event the Term shall end three years and six months after delivery of such written notice in the manner provided in paragraph 12.3 hereinbelow (or when Employee attains age 67-1/2, if sooner). If the Company notifies Employee that the Term shall not be further extended, then Employee may elect within 90 days after receipt of such notice to terminate employment and consider his employment to have been terminated by the Company without cause, in which case Employee shall be entitled to those termination benefits described in paragraph 10.3 hereinabove.

          10.5 In the event of a Change of Control at any time during the Term of this Agreement:

               (1) All unvested restricted stock grants and stock options granted to Employee shall automatically vest in full upon a Change of Control.

               (2) In the event that the Company terminates Employee's employment without cause at any time during the Term of this Agreement within the period of twelve (12) months following the date of a Change of Control, then Employee shall be entitled to the termination benefits described in paragraph
                    10.3 hereinabove; provided that the lump-sum severance amount paid to Employee under this paragraph 10.5(2) which is calculated based on paragraph 10.3(1) hereinabove (i) shall be reduced to equal the present value, determined in accordance with IRC 280G(d)(4), of the lump-sum severance amount which would otherwise be payable under paragraph 10.3(1), and (ii) shall be reduced to offset compensation and other earned income earned by Employee in the manner provided in paragraphs 10.5(3) and (4) below.

               (3) The amount of the lump-sum severance amount payable to Employee under paragraph 10.5(2) which is calculated based on paragraph 10.3(1) shall be reduced by one hundred percent (100%) of any compensation and other earned income (within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code ("IRC")) which is earned by Employee for services rendered to persons or entities other than the Company or its affiliates during the remaining Term of this Agreement as of the date of termination. Health and medical benefits shall be offset as provided in paragraph 9.3.

               (4) Not less frequently than annually (by December 31 of each year), Employee shall account to the Company with respect to all compensation and other earned income earned by Employee which is required hereunder to be offset against the lump-sum severance amount received by Employee from the Company under paragraph 10.5(2) which is calculated based on paragraph 10.3(1). If the Company has paid a lump-sum severance amount in excess of the amount to which Employee is entitled (after giving effect to the offsets provided above), Employee shall reimburse the Company for such excess by December 31 of such year. The requirements imposed under this paragraph shall terminate on December 31 of the last calendar year which begins during the remaining term of this Agreement as of the date of termination.

               Notwithstanding any other provisions in this Agreement or any other agreement, plan or arrangement (except as provided in paragraph I of Exhibit "T" herein, the provisions of which Exhibit are hereby fully incorporated by reference), if any payment or benefit received or to be received by Employee, whether under the terms of this Agreement, or any other agreement, plan or arrangement with the Company, or any other plan, arrangement or agreement with any person whose actions result in a Change of Control or any person affiliated with the Company (all such payments and benefits being hereinafter referred to as "Total Payments") would be subject, in whole or in part, to taxes imposed by IRC Section 4999, then the portion of the Total Payments payable under this Agreement shall be reduced as provided in accordance with the provisions of Exhibit "T."

               As used herein, the term "Change of Control" means either:
               (1) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or
               (v) a change of 25% (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

          10.6 In the event that Employee should voluntarily resign or is terminated for cause by the Company during the Term, Employee shall not be entitled to any of the termination benefits described in this section 10, other than any payment which may be due pursuant to paragraph 9.3 or 10.5 hereinabove.

          10.7 In the event that Employee should die or become disabled or incapacitated for an uninterrupted period in excess of six (6) months during the Term, then (1) all unvested restricted stock grants and stock options granted to Employee shall automatically vest in full, and (2) Employee shall remain eligible (or entitled as the case may be) for a prorated management incentive or bonus award for the period prior to Employer's death or disability.

     11.  COVENANTS.

          11.1 Employee agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, developments and improvements, which has or have been or may be obtained or learned by him in the course of his employment with the Company, will be held confidential by him and that he will not disclose the same to any person outside of the Company either during his employment or after his employment by the Company has terminated.

          11.2 Employee agrees that upon termination of his employment with the Company he will immediately surrender and turn over to the Company all books, records, forms specifications, formulae, data and all papers and writings relating to the business of the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and that Employee will not make or retain any copies thereof.

          11.3 Employee agrees that all inventions, development or improvements which he may make, conceive, invent, discover or otherwise acquire during his employment by the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.

     12.  MISCELLANEOUS.

          12.1 All terms and conditions of this Agreement are set forth herein, and there are no warranties, agreements or understandings, express or implied, except those expressly set forth herein.

          12.2 Any modification of this Agreement shall be binding only if evidenced in writing signed by both parties hereto.

          12.3 Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, address to the Company at 245 S. Los Robles Ave., Pasadena, CA 91101, or to Employee at 437 South Orange Grove Boulevard #5,

               Pasadena, CA 91105, or at such other
               addresses as may from time to time be designated by the respective parties in writing.

          12.4 The laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

          12.5 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

          12.6 This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and the personal representatives, heirs and legatees of Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

AMERON INTERNATIONAL CORPORATION


By:
   ------------------------------
     A. Frederick Gerstell
     Chairman, Compensation & Stock Option Committee
     Board of Directors


EMPLOYEE



---------------------------------
     James S. Marlen

                                      EXHIBIT E

                              DEERING'S CALIFORNIA CODES




                                      LABOR CODE
                                      ANNOTATED


                              OF THE STATE OF CALIFORNIA


                                ADOPTED APRIL 24, 1937
                             with amendments through the
               First Extraordinary Session of the 1989-1990 Legislature





          Section 2924. Employment for specified term; Grounds for termination by employer
          An employment for a specified term may be terminated at any time by the employer in case of any willful breach of duty by the employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.
          Enacted 1937. Amended Stats 1969, ch 1529 Section 3; Stats 1971, ch 1580 Section 2, ch 1607 Section 3.

                                      EXHIBIT T

                                     Exhibit "T"
                                     (Page  of 2)

 I. The Total Payments payable under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the parachute excise tax (the "Excise Tax") imposed by IRC Section 4999 (after taking into account any reduction in the Total Payments provided by reason of IRC Section 280G in any other plan, arrangement or agreement) but only if the amount determined under the following subparagraph I.(1) is greater than the amount determined under the following subparagraph I.(2).

     (1) The amount determined hereunder shall be the net amount of such Total Payments, as so reduced (and after deduction of the net amount of Federal, state and local income taxes on such reduced Total Payments computed at Employee's highest marginal tax rate).

     (2)  The amount determined hereunder shall be the excess of:

          (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of Federal, state and local income taxes on such Total Payments computed at Employee's highest marginal tax rate), over

          (ii) the amount of Excise Tax to which Employee would be subject in respect of such Total Payments.

     Any reduction of the Total Payments shall be made under one of the two alternative methods described in the following section II. For purposes of this Exhibit "T" and the calculations hereunder, Total Payments shall not include any amounts which are not considered a "parachute payment" under IRC Section 280G in the opinion of Arthur Andersen LLP (or suitable experts selected by the Company's Board of Directors).

II.  If the Total Payments all become payable at approximately the same time:

     (1) the payments under section 10.3(1)(ii) of the Agreement shall first be reduced (if necessary, to zero);

     (2) the payments under section 10.3(1)(i) of the Agreement shall next be reduced (if necessary, to zero);

     (3) the other portions of the Total Payments shall next be reduced (if necessary, to zero); and

     (4) the acceleration of vesting of awards under stock options shall be reduced as necessary.

     If the Total Payments do not become due and payable at approximately the same time, the respective Total Payments shall be paid in full in the order in which they become payable until any portion thereof would not be deductible, and such portion (and any subsequent portions) of the Total Payments shall be reduced to zero. In such case, the Company shall make every reasonable effort to make such payments in the order that results in the most favorable tax treatment and financial results for Employee.

III. For purposes of determining whether and the extent to which the Total Payments would be subject to the Excise Tax:

     (1) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination shall be taken into account;

     (2) no portion of the Total Payments shall be taken into account which in the opinion of Arthur Andersen LLP (or suitable experts selected by the Company's Board of Directors) does not constitute a "parachute payment" within the meaning of IRC Section 280G(b)(2), including by reason of IRC Section 280G(b)(4)(A);

     (3) in calculating the Excise Tax, the payments shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of IRC Section 280G(b)(4) or are otherwise not subject to disallowance as deductions because of IRC Section 280G, in the opinion of Arthur Andersen LLP (or suitable experts selected by the Company's Board of Directors); and

     (4) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Arthur Andersen LLP (or suitable experts selected by the Company's Board of Directors) in accordance with the principles of IRC Section 280G(d)(3) and (4).

     The Company shall provide Employee with the calculation of the foregoing amounts and any supporting materials as are reasonably necessary for Employee to evaluate the calculations. All calculations hereunder shall be performed by Arthur Andersen LLP (or suitable experts selected by the Company's Board of Directors).